Exhibit 99.1

For Immediate Release

Contacts:
Peerless Systems Corporation:	Investor Contact:
William R. Neil	Geoff High
Chief Financial Officer	Pfeiffer High Investor Relations, Inc.
(310) 297-3146	(303) 393-7044

Peerless Systems Announces Fourth Quarter and Fiscal 2005 Financial Results

Selected Fourth Quarter and Recent Highlights:

•	Fourth-quarter revenue exceeds high-end of previous guidance range

•	Fourth quarter net income increases 74% to $1.1 million, or $0.07 per share, versus comparable prior-year period

•	Cash and investments balance increases to $6.5 million

•	Work commences on three-year Kyocera Mita development project

EL SEGUNDO, Calif., March 17, 2005 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of imaging and networking controllers to the digital document market, today reported financial results for the fourth quarter and fiscal year ended January 31, 2005.

Fourth Quarter Results
Fourth quarter revenue was $8.3 million, an increase of 8% from $7.7 million reported in last year’s fourth quarter, and a 66% increase versus third quarter revenue of $5.0 million. Product licensing revenue was $6.8 million, up 3% from $6.6 million in the comparable year-ago quarter, and a 48% increase versus $4.6 million reported in the most recent quarter. Engineering services revenue was $0.8 million, up 22% from $0.7 million reported in the fourth quarter last year and an increase of 137% versus $0.4 million reported in the third quarter.

During the fourth quarter, Peerless signed four new license agreements with a combined value of $5.0 million, all of which was recognized during the quarter. Licensing backlog at the end of the quarter was $0.4 million, and will be recognized during the second quarter of fiscal 2006. Contract backlog for engineering services was $0.6 million.

Fourth quarter gross margins were 69.0% compared with 75.1% in last year’s fourth quarter and 57.6% in the most recent quarter. Research and development expenses declined to $2.7 million, or 32.5% of revenue, from $3.2 million, or 41.6% of revenue, in the comparable period last year and $2.6 million, or 52.5% of revenue, in this year’s third quarter. Fourth quarter sales and marketing expenses were $0.8 million, or 9.2% of revenue, versus $1.0 million, or 12.8% of revenue, in the fourth quarter last year and $0.7 million, or 13.1% of revenue, in this year’s third quarter. General and administrative expenses were $1.1 million, or 13.7% of revenue, versus $0.8 million, or 10.2% of revenue, in the comparable year-ago quarter and $0.9 million, or 18.5% of revenue, in this year’s third quarter.

Net income in the fourth quarter increased 74% to $1.1 million, or $0.07 per share, versus net income of $0.6 million, or $0.04 per share, in the comparable quarter last year. The Company reported a net loss of $1.3 million, or $0.08 per share, in this year’s third quarter.

Days sales outstanding for billed and unbilled receivables at the end of the fourth quarter were 32 versus 54 at the end of the third quarter and 72 at January 31, 2004. Total assets at year-end were $12.6 million, including cash and short-term investments of $6.5 million, or $0.41 per share. Stockholders’ equity at the end of the quarter was $6.5 million, or $0.40 per share.

Peerless recently began shipments of its Everest controller to select product dealers. Because Peerless lacks historical information regarding product-return rates, revenue associated with the Everest sales is therefore deferred and not recognized as revenue until product is sold by the dealer. During the quarter ended January 31, 2005, Everest sales generated revenue of $33,000 on 14 units that were shipped and were sold to end customers. As of January 31, there were an additional 68 units that had been shipped but were not sold to end customers including 22 units for evaluation purposes. From February 1, 2005 through March 11, 2005, 29 units were sold to end customers. Since the introduction of the Everest controller, through March 11, 2005, a total of 119 units had been shipped but were not sold to end customers including 29 units for evaluation.

“Our top- and bottom-line financial performance exceeded our forecasts,” said Howard Nellor, president and chief executive officer. “I believe these results, combined with the recent announcement of our long-term development program with Kyocera Mita and the commercial launch of our Everest color controller, illustrate that business conditions are improving at Peerless. We have entered fiscal 2006 with important momentum and are encouraged about our future prospects.”

Nellor said the Memorandum of Understanding (MOU) Peerless recently signed with Kyocera Mita represented an important step toward validating the Company’s research and development efforts during the past three years.

“The office workgroup market is demanding new technology, greater functionality and higher quality from office imaging products, and this has created an important opportunity for manufacturers of copiers, printers and multi-function products,” Nellor said. “I believe that Peerless can represent an important bridge to this market for our OEM customers, and we are excited that we have begun this process with one of the world’s leading providers of digital imaging products in Kyocera Mita.

“We believe our relationship with Kyocera Mita may provide us with important credibility as we seek to increase sales of our high performance color and monochrome technologies and our new Everest color controller, which was created using many of the same technologies we intend to use in our development work with Kyocera Mita.”

Full-Year Results
Total revenue for fiscal 2005 was $23.1 million versus $25.3 million in fiscal 2004. The decline was primarily attributable to lower levels of product licensing revenue during the first half of the year, and lower engineering services revenue in the second and third fiscal periods. Gross margins for the year were 61.8% versus 59.1% in fiscal 2004. Net loss in fiscal 2005 was $5.8 million, or $0.37 per share, versus a net loss of $4.9 million, or $0.31 per share, last year. Fiscal 2004 results included a $1.5 million gain from the sale of the Company’s remaining interest in Netreon and a lease buyout.

Guidance
With the new Kyocera Mita arrangement generating an expected $8.0 million in annual services fees, the Company expects to achieve fiscal 2006 revenue of between $30 million and $35 million. Excluding the impact of “Share-Based Payment – Statement of Financial Accounting Standards No. 123” (FASB 123), which becomes effective during the Company’s third fiscal quarter ending October 31, 2006, management expects net income in excess of $1 million for the full year, as revenue growth should be attainable without significant increases in staffing costs. The Company expects to see an increase in revenue from networking technologies, channel product sales and the services associated with the Kyocera Mita arrangement, which should offset a year-over-year decline in licensing revenue from the Company’s core monochrome technology and sales of application-specific integrated circuits, which are diminishing due to the age of products using these technologies. It is not expected that licensing revenue associated with the Kyocera Mita arrangement will begin to contribute to revenue until after fiscal 2006. Peerless anticipates a year-over-year increase in cash and investments.

Management expects first quarter revenues will be between $6.0 million and $6.3 million, which anticipates three new block licenses with combined revenues valued at $1.4 million. Revenue from sales of the Company’s Everest controller is expected to be in the range of $0.2 million to $0.5 million, depending on dealer placements and dealer sell-through. The Company anticipates first quarter net loss will not exceed $1.0 million, however, cash and investments are expected to remain at or above the $6.5 million reported at January 31, 2005.

The guidance contained above assumes that Peerless and Kyocera Mita will enter into definitive agreements that have similar terms to those contained in the MOU. It is important to note that Peerless and Kyocera Mita have neither entered into definitive agreements nor agreed upon the details necessary for finalizing definitive agreements for this development project. If Peerless and Kyocera Mita do enter into definitive agreements, the terms of the definitive agreements may be different than the terms set forth in the MOU, which would affect the guidance contained herein.

Peerless Systems Conference Call
Management will hold a conference call to discuss fiscal fourth quarter results today at 5:00 p.m. Eastern (2:00 p.m. Pacific). Investors are invited to listen to the call live via the Internet at www.peerless.com, or by dialing into the teleconference at 800-638-5439 (617-614-3945 for international callers) and entering the passcode 13273891. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and an audio replay will be available through March 24, 2005, by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 58902012.

About Peerless Systems Corporation
Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking controllers to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera Mita, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit Peerless’ web site at www.peerless.com.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995.
This Release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The use of forward-looking statements in connection with or related to any discussion of or reference to future operations, opportunities or financial performance sets apart forward- looking statements. In particular, statements regarding the Company’s outlook for future business, financial performance and growth, profitability, product availability and potential applications and successes and the impact on future performance of organizational and operational changes all constitute forward-looking statements.

These forward-looking statements are just predictions and best estimations consistent with the information available to the Company at this time. Thus they involve known and unknown risks and uncertainties such that actual results could differ materially from those projected in the forward-looking statements made in this Release. Risks and uncertainties include those set forth in Peerless’ public filings with the Securities and Exchange Commission, including but not limited to the Company’s most recent Annual Report on Form 10-K dated January 31, 2004 in the Section called Certain Factors And Trends Affecting Peerless And Its Business at pages 16 through 23, inclusive, filed on April 30, 2004, and the Company’s most recent Quarterly Report on Form 10-Q dated October 31, 2004 in the Section called Certain Factors and Trends Affecting Peerless and Its Business at pages 21 through 29, inclusive, filed on December 15, 2004. Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

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PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

		Three Months Ended
	January 31,
	2005		2004
Revenues:
Product licensing	$6,790	82.0%	$6,611	86.4%
Engineering services and maintenance	833	10.1%	682	8.9%
Other	658	7.9%	360	4.7%

Total revenues	8,281	100.0%	7,653	100.0%

Cost of revenues:
Product licensing	1,192	14.4%	930	12.2%
Engineering services and maintenance	885	10.6%	821	10.7%
Other	494	6.0%	151	2.0%

Total cost of revenues	2,571	31.0%	1,902	24.9%

Gross margin	5,710	69.0%	5,751	75.1%

Operating expenses:
Research and development	2,692	32.5%	3,191	41.6%
Sales and marketing	760	9.2%	979	12.8%
General and administrative	1,127	13.7%	781	10.2%

Total operating expenses	4,579	55.4%	4,951	64.6%

Income from operations	1,131	13.6%	800	10.5%
Interest income (expense), net	(10)	-0.1%	47	0.6%

Income before income taxes	1,121	13.5%	847	11.1%
Provision for income taxes	1	0.0%	204	2.7%

Net income	$1,120	13.5%	$643	8.4%

Income per share - basic	$0.07		$0.04

Income per share - diluted	$0.07		$0.04

Weighted average common shares outstanding - basic	16,004		15,713

Weighted average common shares outstanding - diluted	16,410		17,052

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

		Twelve Months Ended
	January 31,
	2005		2004
Revenues:
Product licensing	$18,163	78.7%	$19,931	78.9%
Engineering services and maintenance	2,664	11.5%	3,178	12.6%
Other	2,251	9.8%	2,145	8.5%

Total revenues	23,078	100.0%	25,254	100.0%

Cost of revenues:
Product licensing	4,318	18.7%	6,333	25.1%
Engineering services and maintenance	3,353	14.5%	3,066	12.1%
Other	1,142	5.0%	937	3.7%

Total cost of revenues	8,813	38.2%	10,336	40.9%

Gross margin	14,265	61.8%	14,918	59.1%

Operating expenses:
Research and development	11,723	50.8%	11,771	46.6%
Sales and marketing	3,668	15.9%	4,540	18.0%
General and administrative	4,551	19.7%	4,400	17.4%

Total operating expenses	19,942	86.4%	20,711	82.0%

Loss from operations	(5,677)	-24.6%	(5,793)	-22.9%

Interest income, net	23	0.1%	138	0.5%
Other income, net	—	0.0%	1,490	6.0%

Total other income	23	0.1%	1,628	6.5%

Loss before income taxes	(5,654)	-24.5%	(4,165)	-16.4%
Provision for income taxes	151	0.7%	696	2.8%

Net loss	$(5,805)	-25.2%	$(4,861)	-19.2%

Loss per share - basic and diluted	$(0.37)		$(0.31)

Weighted average common shares outstanding - basic and diluted	15,891		15,575

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$5,099	$5,069
Short-term investments	1,397	4,341
Trade accounts receivable, net	2,037	6,146
Unbilled receivables	952	—
Inventory	688	2
Prepaid expenses and other current assets	397	620

Total current assets	10,570	16,178
Property and equipment, net	1,382	1,981
Other assets	695	1,148

Total assets	$12,647	$19,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$870	$897
Accrued wages	410	384
Accrued compensated absences	754	805
Accrued product licensing costs	2,364	2,834
Income taxes payable	8	469
Other current liabilities	462	428
Deferred revenue	897	1,323

Total current liabilities	5,765	7,140
Other liabilities	11	20
Deferred rent	407	346

Total liabilities	6,183	7,506

Stockholders’ equity:
Common stock	15	15
Additional paid-in capital	49,762	49,295
Accumulated deficit	(43,239)	(37,434)
Accumulated other comprehensive income	39	38
Treasury stock	(113)	(113)

Total stockholders’ equity	6,464	11,801

Total liabilities and stockholders’ equity	$12,647	$19,307